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                                                                  EXHIBIT 11.1

                         NETWORK COMPUTING DEVICES, INC.

            STATEMENT RE: COMPUTATIONS OF NET INCOME (LOSS) PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS )
                                   (UNAUDITED)

                                            Quarter Ended          Six Months Ended
                                               June 30,                June 30,
                                         -------------------     --------------------
                                           1995        1994        1995        1994
                                         -------     -------     -------     --------
PRIMARY

Net income (loss)---- primary.......     $    85     $   182     $   389     $ (9,028)
                                         -------     -------     -------     --------
                                         -------     -------     -------     --------
Weighted average common shares
  during the period.................      15,652      16,699      15,598       16,305

Common stock options, treasury
  stock method......................       1,351         628       1,199          314
                                         -------     -------     -------     --------
Shares used in computing primary
  net income (loss) per share.......      17,003      17,327      16,797       16,619
                                         -------     -------     -------     --------
                                         -------     -------     -------     --------
Net income (loss) per share -
  primary...........................     $   .00     $   .01     $   .02     $   (.54)
                                         -------     -------     -------     --------
                                         -------     -------     -------     --------
FULLY DILUTED

Net income (loss)--- fully diluted..     $    85     $(6,847)    $   389     $(15,912)
                                         -------     -------     -------     --------
                                         -------     -------     -------     --------
Weighted average common shares
  during the period.................      15,652      16,700      15,598       16,305

Weighted average common shares
  contingently payable..............          --       1,183          --          907

Common stock options, treasury
  stock method......................       1,351          --       1,199           --
                                         -------     -------     -------     --------
Shares used in computing primary
  net income (loss) per share.......      17,003      17,883      16,797       15,630
                                         -------     -------     -------     --------
                                         -------     -------     -------     --------
Net income (loss) per share -
  fully diluted.....................     $  0.00     $ (0.38)    $  0.02     $  (0.92)
                                         -------     -------     -------     --------
                                         -------     -------     -------     --------

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